Exhibit 99.(l)(2)

Purchase Agreement

The Roxbury Funds, a Delaware statutory trust (the “Trust”), and Mar Vista Investment Partners, LLC (“Buyer”), hereby agree as follows:

1.             The Trust hereby offers Buyer and Buyer hereby purchases, in consideration for the payment of $ 10.00, one share of the Roxbury/Mar Vista Strategic Growth Fund.  The Trust hereby acknowledges receipt from Buyer of $10.00 in full payment for such share.

2.             Buyer represents and warrants that it is acquiring such shares solely for investment purposes and not with a view to the distribution thereof.

3.             This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 31st day of October, 2011.

THE ROXBURY FUNDS

By:	/s/Brian C. Beh
Brian C. Beh
President

MAR VISTA INVESTMENT PARTNERS, LLC

By:	/s/Silas Myers
Print Name:	Silas Myers
Title:	CEO